                             SUBSCRIPTION AGREEMENT


     This Subscription Agreement (the "Agreement") is made this 3rd day of February, 1997, by and among Euronet Holding N.V., a limited liability company organized under the laws of the Netherlands Antilles with its registered offices at Pietermaai 15, Curacao, Netherlands Antilles (the "Company) and General Electric Capital Corporation, a corporation organized under the laws of the State of New York with its principal offices at 260 Long Ridge Road, Stamford, Connecticut 06927 ("GE Capital").

     The Company and GE Capital are sometimes collectively referred to herein as the "Parties," and individually as a "Party".


                                    RECITALS

     A. The Company owns and operates independent automatic teller machine ("ATM") networks in Central Europe as a service provider to banks and other financial institutions. The Company also provides other services to banks, financial institutions and businesses relating to ATM operation and electronic financial transactions, including acting as an outsource provider of services in site selection for, and installation, and operation of, ATM networks already established by banks and financial institutions.

     B. The Parties intend to establish and develop a mutually beneficial business relationship in which they shall provide each other services in their respective spheres of activity and shall jointly pursue, on a cooperative basis, new areas of business. This cooperative relationship is intended to extend to Poland, Hungary, the Czech Republic, Germany and Austria (the "European Territory").

     C. In the pursuit of such relationship, GE Capital wishes to subscribe for and purchase shares in the Company and the Company has been authorized to sell and issue to GE Capital shares of Series B Preferred Stock in the Company under the terms and conditions set forth in this Agreement.

     D. In conjunction with the sale and purchase by GE Capital of stock in the Company, GE Capital and the Company have agreed to grant each other certain preferential rights to provide services to each other as more specifically described in Section 2.

     NOW, THEREFORE, in consideration of the above premises and the mutual covenants herein contained, the Parties agree as follows:

     1. Sale of the Sale Shares

     1.1 Authorization of the Sale Shares. Subject to the terms and conditions hereof, the Company has authorized the issuance to GE Capital at the Closing (as hereafter defined) of 101,501 shares of Series B Preferred Stock (the "Sale Shares") of the Company.

     1.2 Purchase Price; Agreement to Sell and Purchase the Sale Shares. The price for the Sale Shares shall be Three Million US Dollars (US$ 3,000,000) (the "Purchase Price"), payable at the time of the Closing. In consideration of the payment of the Purchase Price, at the Closing, the Company shall deliver to GE Capital the Sale Shares.

     1.3 Repurchase Option. The Company shall have an option (the "Company Call Option") to repurchase up to 41,801 of the Sale Shares from GE Capital at a purchase price of US$ 0.10 per share (the "Company Option Price") under the conditions set forth in this Section 1.3. The Company Call Option shall be exercisable in the event one or more financing transactions occur in which the Company sells for an aggregate price of at least US$ 3 million any of its stock of any series in a private or public offering at an average per share price which reflects a valuation of the Company exceeding US$ 60 million (a "Qualifying Offering") on or before January 24, 1999 (the "Expiration Date"). The Company may exercise the Company Call Option only once, and shall exercise it with respect to the number of shares (the "Company Option Shares") determined by application of the formula set forth below (the "Company Option Formula"). The Company Option Formula is intended to result in recognition, in the final price paid by GE Capital for all of the Sale Shares, of 50% of the increased valuation of the Company reflected in a Qualifying Offering, with the per share price to GE Capital being limited, under all circumstances to US$ 50 per share.

The number of Company Option Shares in the event a Qualifying Offering is made shall be derived by calculating the following factors and using the following abbreviations:


NMC   =     New Market Capitalization of the Company at the time a Qualifying
            Offering occurs, which shall be equal to the number of shares outstanding on a fully diluted basis immediately prior to the closing of such offering multiplied by (i) the per share price at which the Qualifying Offering occurs, if such offering is a private placement, or (ii) the average daily closing price of the shares of the Company on all exchanges on which such shares are traded during the 90 days following the offering, if the offering is a public offering.

MCD   =     Market Capitalization Differential, which is the incremental amount of the New Market Capitalization recognized for purposes of the
            Company Option Formula.  The MCD shall be the lesser of (i) US$40 million (which is the maximum MCD which will be recognized) or (ii)
            the NMC less 50% of the excess of the NMC over US$60 million.

GEMC   =    GE Market Capitalization, which is the limit on the total valuation of the Company which GE Capital is willing to recognize for purposes of the Company Option Formula.  The GEMC is equal to the sum of US$60 million and the MCD.

GEIA   =    GE Investment Amount, which is a factor intended to attribute credit to GE Capital for a 15% return on its capital investment in the Company between the time of the Closing (subject to a ninety
            (90) day moratorium after the Closing) and the closing under the
            Company Call Option (the "Company Option Closing").  During the
            period commencing on the Closing and ending ninety (90) days after the closing, the GEIA shall be equal to US$3 million.  After such ninety (90) day period, the GEIA shall be US$3 million plus an interest factor calculated at a rate of 15% per annum on a pro rata basis per day elapsed, and compounded annually.

GEFSA  =    GE Final Share Amount, which is the total number of Sale Shares which GE Capital should hold in the Company after the Company
            Option Closing.  GE Capital will be assumed to hold all of the Sale
            Shares delivered at Closing at the time the Company Option Formula is applied.  GEFSA shall be equal to the total number of shares of the Company outstanding on a fully diluted basis prior to the closing of a Qualifying Offering, less the Company Option Shares, multiplied by the ratio between the GEIA and the GEMC.  For the purposes of this document, "fully diluted" shall be defined as all issued shares plus awarded stock options, warrants or other securities convertible into or exchangeable for shares.


The number of Company Option Shares shall be equal to the difference between the GEFSA and the number of Sale Shares transferred to GE Capital at the Closing.

The Company Call Option shall be exercisable by written notice by the Company to GE Capital (the "Company Exercise Notice") within one hundred twenty (120)
days following the consummation of a Qualifying Offering.   The Company Option
Closing shall take place within ten (10) days of the date on which the Company Exercise Notice is given. At the Option Closing, the Company shall pay the Company Option Price to GE Capital and GE Capital shall execute any and all documentation required to transfer the Company Option Shares to the Company.

     1.4 Dilutive Offering. GE Capital shall have an option (the "GE Call Option") to subscribe for additional shares of Series B Preferred Stock from the Company at a purchase price of US$ 0.10 per share (the "GE Option Price") under the conditions set forth in this Section 1.4. The GE Call Option shall be exercisable in the event one or more financing transactions occur in which the Company sells for an aggregate price of at least US$ 3 million any of its stock of any series in a private or public offering at an average per share price which reflects a valuation of the Company of less than US$ 60 million (a "Dilutive Offering") on or before January 24, 1999 (the "Expiration Date").
GE Capital may exercise the GE Call Option only once, and shall exercise it with respect to the number of shares (the "GE Option Shares") determined by application of the formula set forth below (the "GE Option Formula").

The number of GE Option Shares in the event a Dilutive Offering is made shall be derived by calculating the following factors and using the following abbreviations:


NMC    =     New Market Capitalization of the Company at the time a Dilutive
             Offering occurs, which shall be equal to the number of shares outstanding on a fully diluted basis immediately prior to the closing of such offering multiplied by (i) the per share price at which the Dilutive Offering occurs, if such offering is a private placement, or (ii) the average daily closing price of the shares of the of the Company on all exchanges on which such shares are traded during the 90 days following the offering, if the offering is a public offering.

MCD    =     Market Capitalization Differential, which is the incremental amount of the New Market Capitalization recognized for purposes of the GE Option Formula.  The MCD shall be the lesser of (i) US$30 million (which is the maximum MCD which will be recognized) or
             (ii) the amount by which the NMC is less than US$60 million.

COMC   =     Company Market Capitalization, which is the minimum total
             valuation of the Company which the Company is willing to recognize for purposes of the Company Formula.  The COMC is equal to the difference between US$60 million and the MCD, provided that it shall at no time be less than US$30 million.

GEIA   =     GE Investment Amount, which is a factor intended to attribute credit to GE Capital for a 25% return on its capital investment in the Company between the time of the Closing (subject to a one hundred and twenty (120) day moratorium after the Closing) and the closing under the Option (the "Option Closing").  During the period commencing on the Closing and ending one hundred and twenty
             (120) days after the closing, the GEIA shall be equal to US$3 million.  After such one hundred and twenty (120) day period, the
             GEIA shall be US$3 million plus an interest factor calculated at a rate of 25% per annum on a pro rata basis per day elapsed, and compounded annually.

GEFSA  =     GE Final Share Amount, which is the total number of Sale Shares which GE Capital should hold in the Company after the Company
             Option Closing.  GE Capital will be assumed to hold all of the
             Sale Shares delivered at Closing at the time the Option Formula is applied.  The GEFSA shall be equal to the total number of shares of the Company outstanding on a fully diluted basis prior to the closing of a Dilutive Offering plus the GE Option Shares,
             multiplied by the ratio between the GEIA and the COMC. For the purposes of this document, "fully diluted" shall be defined as all issued shares plus awarded stock options, warrants or other securities convertible into or exchangeable for shares.

The number of GE Option Shares shall be equal to the difference between the GEFSA and the number of Sale Shares transferred to GE Capital at the Closing.

The GE Call Option shall be exercisable by written notice by GE Capital to Company (the "GE Exercise Notice") within one hundred twenty (120) days
following the consummation of a Qualifying Offering.   The GE Option Closing
shall take place within ten (10) days of the date on which the GE Exercise Notice is given. At the Option Closing, GE Capital shall pay the Option Price to the Company the Company shall issue the GE Option Shares to GE Capital.

     1.5 Closing; Transfer of the Sale Shares. Subject to fulfillment of the condition precedent described in the next sentence, the closing of the purchase and sale of the Sale Shares (the "Closing") shall occur on or before February 5, 1997 or at such later date as the Parties shall mutually agree. The obligations of the Company and GE Capital to close hereunder shall be conditional upon the execution of the Joinders (as hereafter defined) by all parties to the Shareholders' Agreement and the Registration Rights Agreement, (also as hereafter defined) and a Joinder to Exchange Agreement referred to in
Section 3.3 below. At the Closing, (i) GE Capital shall pay the Purchase Price by wire transfer of immediately available funds to an account of the Company identified for such purpose, (ii) the Company shall, upon receipt of such funds, transfer the Sale Shares to GE Capital, (iii) local counsel for the Company shall deliver opinions to the effect that, subject to customary qualifications, the statements set forth in Section 4.2, 4.3, 4.5 and (to the best of such counsel's knowledge) 4.6 are true and correct, and (iv) all Parties shall execute and deliver any other certificates, documents or agreements which are required by the terms hereof to be delivered at Closing. The Company shall deliver to GE Capital a ledger entry reflecting the issuance of the Sale Shares as soon as practicable after the Closing.

     1.6 Adjustments for Splits and Recapitalizations. In the event of any change in the outstanding shares of stock of the Company by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the stock of the Company, then appropriate adjustments shall be made in the number of shares of stock subject to the options provided in Sections 1.3 and 1.4.

     2. Preferential Business Relationships.

     2.1 GE Capital as Preferred Provider of Financing Services.

     (i) The Company shall arrange for the acceptance of credit, debit cards, and other payment cards issued by General Electric Company and any of its subsidiaries or any of their respective clients in POS Terminals and ATMs controlled or operated by the Company, to the extent so requested by General Electric Company or any of its subsidiaries, pursuant to agreements containing customary terms and conditions and negotiated in good faith. Both parties agree that the Company will not be compelled to make system/network changes as a result of this provision which will have substantial negative economic impact on the company. In furtherance thereof, the Company shall ensure that all such POS Terminals and ATMs are technologically compatible with credit, debit and payment cards issued by General Electric Company or any of its subsidiaries or any of their respective clients. For the purposes of the Agreement references to "POS Terminals" and "ATMs", being point of sale terminals and automatic teller machines shall be deemed to refer to all comparable machines that exist today, as well as any comparable machines that may be developed thereafter which will have greater functionality, wider applications and greater benefits for both operators and end users.

     (ii) The Company, including all of its affiliates, shall use GE Capital as its preferred provider of financing for acquisitions of POS Terminals and ATMs in the European Territory as provided in this Section 2.1. In the event that the Company seeks at any time during the Cooperation Term (as hereafter defined) to obtain financing for the acquisition of new POS Terminals and ATMs in any country within the European Territory, it shall notify GE Capital in writing of the amount and time frames of the financing (the "Financing Requirements") and shall permit GE Capital to submit an offer to provide such financing to the Company (the "GE Capital Offer"). The Company shall provide GE Capital with any commercial information relating to the financing required by the Company reasonably requested for the purpose of formulating the GE Capital Offer. The Company shall accept the GE Capital Offer unless (i) GE Capital fails to provide its offer within thirty (30) days after the date of receipt of the Financing Requirements and any information it reasonably requested to formulate the GE Capital Offer or (ii) the Company obtains in writing an alternative provider of financing on terms that the Company, after consultation with GE Capital, considers to be significantly more favorable to it than those of the GE Capital Offer. Before accepting a competing offer, the Company shall, to the extent legally possible, fully disclose the competing offer to GE Capital and permit GE Capital thirty (30) days to amend the GE Capital Offer to substantially match such competing terms, in which case the Company shall accept the revised GE Capital Offer. It is understood that, notwithstanding the terms of this Section 2.1, the Company may continue to draw-down under financing arrangements which are in place as of the time of this Agreement, provided that GE Capital has rejected the right as preferred provider of financing services to provide such financing on terms which are at least as favorable to the Company, taking into consideration any early termination payments the Company is required to make to the current providers. For the purposes of this agreement, "financing" and "financing services" shall mean financing arrangements to facilitate the expansion of the Company's independently owned and managed network of POS Terminals and ATMs including, without limitation, POS Terminals and ATMs rented to the Company on an operating lease basis. "Financing" and "financing services" shall not include financing arrangements with respect to any ATM or POS networks owned by the Company's customers and for which the Company provides outsourced services (the "Company's Customers"). The Company shall determine, on a case by case basis, whether an opportunity exists for GE Capital to provide financing to any of the Company's Customers and, if it determines that such opportunity exists in a given case, it shall introduce GE Capital to such Company Customer.

     2.2 GE Spacenet as Preferred provider of Data Communications Services. The Company, including all of its affiliates, shall give GE Spacenet the right of first refusal to determine the appropriate data communications solutions for the Company in the European Territory, while taking into consideration cost, technology, scalability, quality and overall commercial suitability. The Company shall use GE Spacenet or its designated in-country service provider (so long as such in-country service provider meets GE Spacenet's own European Territory service standards) as its preferred provider of data communications services, including, but not limited to, VSAT telecommunications services in the European Territory (collectively referred to herein as the "Data Communications Services") as provided in the Section 2.2. In the event that the Company seeks at any time during the Cooperation Term (as hereafter defined) to obtain Data Communication Services in any country within the European Territory, it shall notify GE Spacenet in writing of the number of sites, installation dates, applications, traffic, availability requirement, site locations, protocols, maintenance coverage, and term of the Data Communications Services required (collectively, the "Data Communications Requirements"). The Company shall then permit GE Spacenet to determine the appropriate data communication solution and submit an offer to provide such Data Communications Services to the Company (the "GE Spacenet Offer"). The Company shall provide GE Spacenet with any additional commercial information relating to the Data Communication Services required by the Company reasonably requested for the purpose of formulating the GE Spacenet Offer. The Company shall accept the GE Spacenet Offer unless (i) GE Spacenet fails to provide its offer within thirty (30) days after the date GE Spacenet receives the Data Communications Requirements and any additional information it reasonably requested to formulate the GE Spacenet Offer, or (ii) the Company obtains in writing an alternative offer satisfying the same Data Communications Requirements from a provider of substantially the same services on terms that the Company, after consultation with GE Spacenet, reasonably considers to be significantly more favorable to it than those of the GE Spacenet Offer. Before accepting a competing offer, the Company shall, to the extent legally possible, fully disclose the competing offer to GE Spacenet and permit GE Spacenet thirty
(30) days to amend the GE Spacenet Offer to substantially match such competing terms, in which case the Company shall accept the revised GE Spacenet Offer. With respect to other Data Communications Service agreements to which the Company is bound and which are in place as of the time of this Agreement, GE Spacenet shall have the right to take over providing some or all of such services as long as it provides substantially the same service for substantially the same price, taking into consideration any early termination and any other payments the Company is required to make to the current providers and any adverse legal or business consequences for the Company. The Company shall determine, on a case by case basis, whether an opportunity exists for GE Spacenet to provide Data Communications Services to any of the Company's Customers and, if it determines that such opportunity exists in a given case, it shall introduce GE Spacenet to such Company Customer. GE Capital agrees to the provisions of this section 2.2 on behalf of GE Spacenet. For purposes of this agreement, GE Spacenet means the worldwide data communications provider of GE Capital, which consists of the following subsidiaries of GE Capital: GE Capital Spacenet Services, Inc., GE Capital Spacenet International Services, Inc., GE Capital Spacenet Services-Europe, GmbH, GE Capital Spacenet Services-Europe B.V., GE Capital Spacenet Services-Czech Republic, s.r.o., as well as any new subsidiary of GE Capital the primary business operations of which are providing data communications services in the European Territory.

     2.3 The Company as Preferred Provider of POS Terminal and ATM Services. The Company shall be preferred provider of POS Terminal and ATM services in the European Territory (collectively, "POS Terminal and ATM Services", separately referred to as "POS Terminal Services" and "ATM Services") to GE Spacenet and to GCF (as hereafter defined) as provided in this Section 2.3. In the event that GCF or GE Spacenet intends at any time during the Cooperation Term to outsource POS Terminal or ATM installation or POS Terminal or ATM operation services in the European Territory, GCF or GE Spacenet, as the case may be, shall notify the Company in writing of the nature of such POS Terminal Services and/or ATM Services and permit the Company to submit an offer to provide such services (the "Service Offer") to GCF or GE Spacenet, as the case may be. GCF or GE Spacenet, as applicable, shall accept the Service Offer unless (i) the Company fails to provide a Service Offer to GCF or GE Spacenet, as the case may be, within thirty (30) days after the date the Company is notified of the need for POS Terminal Services or ATM Services or (ii) GCF or GE Spacenet, as the case may be, finds an alternative provider of such services, after consultation with the Company, on terms that it reasonably considers to be significantly more favorable to it than those

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

included in the Service Offer. Before accepting a competing offer, GE Capital shall, to the extent legally possible, fully disclose the competing offer to the Company and permit the Company thirty (30) days to amend the Company Offer to substantially match such competing terms, in which case GE Capital shall accept the revised Company Offer. GE Capital agrees to the provisions of this
Section 2.3 on behalf of GCF and GE Spacenet. For purposes of this Agreement, "GCF" means the global consumer finance division of GE Capital, which consists of the following subsidiaries of GE Capital: Mercurbank AG, Service Bank GmbH & Co, KG, GE Capital Bank SA and Budapest Bank, as well as any new subsidiary of GE Capital engaged primarily in the global consumer finance business, being private label credit cards, bank cards, retail sales finance, personal loans, credit insurance and personal savings products, in the Czech Republic.

     2.4 Other Joint Venture Operations. The Parties contemplate the establishment and development of other jointly owned business operations, including an equipment leasing company, an ATM maintenance services company or joint business arrangements and ventures to process electronic financial transactions in various markets. The Parties shall engage in ongoing discussions and exchange of relevant information and shall review ongoing market opportunities with a goal of expanding such cooperative business ventures including, without limitation, entering new geographical markets and the development of asset management and equipment leasing businesses. GE Capital shall also endeavor to expand this Agreement to include other companies owned or controlled by GE Capital.

     2.5 Cooperation Term. The provisions of Sections 2.1 through 2.4 shall be effective from the date of this Agreement and shall continue until the later of the fifth (5th) anniversary date of this Agreement or the complete divestiture of any ownership interest in stock in the Company (or its successor) by GE Capital (the "Cooperation Term").

     2.6 Service Bank Agreement. GE Capital shall cause its subsidiary, Service Bank to waive any right it may have under its Agreement dated January 10, 1997 with the Company, (the "Service Bank Agreement") to renegotiate price terms under the Service Bank Agreement.

3.   Related Agreements.

     3.1 Shareholders' Agreement and Registration Rights Agreement. GE Capital acknowledges that it is aware of a certain Shareholders' Agreement among the Company and the shareholders of the Company, dated February 14, 1996, as amended by the First Amendment to the Shareholders' Agreement, dated as of October 14, 1996 (the "Shareholders' Agreement") and a Registration Rights Agreement dated as of February 14, 1996 among the Company and its shareholders (the "Registration Rights Agreement"). At the Closing, GE Capital and the shareholders of the Company shall execute and deliver to the Company joinders to the Shareholders Agreement and the Registration Rights Agreement in the form of Exhibit 1 and Exhibit 2, respectively (the "Joinders").

     3.2 Initial Public Offering. GE Capital acknowledges that the Company, through a special purpose holding company, Euronet Services Inc., is contemplating making an initial public offering (the "IPO") of shares on the Nasdaq and filed a Form S-1 Registration Statement dated December 18, 1996 (the "Registration Statement") with the US Securities and Exchange Commission covering the stock to be sold in the IPO. GE Capital

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


acknowledges that its stock is not and will not be covered by the Registration Statement, and agrees that it will execute the corporate documentation described in Exhibit 3 and a "lock-up letter" to the underwriters of the IPO pursuant to which they undertake to be bound by restrictions to sell their shares in Euronet Services Inc. for a period of at least six months following the IPO. The Company shall be considered to have disclosed to GE Capital all information included in the Registration Statement.

     3.3 Exchange Agreement. GE Capital acknowledges that it is aware of a certain Exchange Agreement dated as of December 17, 1996 among Euronet Services Inc. and the shareholders and optionholders of the Company (the "Exchange Agreement"). At the Closing, GE Capital shall execute a Joinder to Exchange Agreement with the Company and with Euronet Services Inc. substantially in the form of Exhibit 4 attached hereto by which GE Capital shall agree to exchange its stock in the Company for stock in Euronet Services Inc. under the same terms and conditions as agreed to by the Company's shareholders in the Exchange Agreement. GE Capital agrees that, in order to effectuate the provisions of the Exchange Agreement, it shall be required to confirm its election to convert each of the Sale Shares into shares of Common Stock (as hereafter defined).

     4. Representations and Warranties of the Company. The Company represents and warrants to GE Capital as follows:

     4.1 Subsidiaries. The Company owns 100% of the capital stock of the following companies: (i) Euronet - Bank 24 Rt., a Hungarian company limited by shares, (ii) SatComNet Kft., a Hungarian limited liability company, and (iii) Bankomat 24 - Euronet Sp. z o.o., a Polish limited liability company. Euronet Services Inc., a Delaware Company, owns 100% of the capital stock of Euronet GmbH, a German limited liability company. The Company has established Euronet Services Inc. as a holding company for the Euronet group. Euronet - Bank 24 Rt., Bankomat 24 - Euronet and Euronet GmbH shall sometimes be referred to individually herein as a "Subsidiary" and collectively the "Subsidiaries". The Subsidiaries and the Company shall sometimes collectively be referred to as the "Euronet Group."

     4.2 Organization; Good Standing; Qualification and Power. The Company, each Subsidiary and Euronet Services Inc. (i) is a corporation, a limited liability company or a company limited by shares, duly organized, validly existing and in good standing under the laws of its state of formation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to carry out the transactions contemplated hereby, and (iii) is duly qualified as a foreign corporation and in good standing to do business in all such other jurisdictions, if any, in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except for those jurisdictions in which failure to so qualify would not have a material adverse effect on the business or assets of the Euronet Group.

     4.3 Capitalization. (i) The authorized capital stock of the Company immediately upon consummation of the transactions contemplated hereby shall consist of 300,000 shares of common stock of the Company, US$ 0.10 par value ("Common Stock"), and 2,200,000 shares of preferred stock of the Company, US$
0.10 par value ("Preferred Stock") of which:

     (a) 71,300 shares of Common Stock shall have been validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and

     (b) 185,650 shares of Common Stock shall have been reserved for issuance pursuant to options available for grant under the Company's employee stock option plan, and

     (c) 1,100,000 shares of Preferred Stock shall have been designated "series A preferred stock", of which 631,400 shares shall have been issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof,

     (d) 407,275 shares of Preferred Stock designated "series A preferred stock" shall have been reserved for issuance pursuant to milestone awards and milestone options provided under the Shareholders' Agreement, and

     (e) 1,100,000 shares of Preferred Stock shall have been designated "series B preferred stock", of which 768,168 shares shall have been issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.


     (ii) Except as described in the Shareholders' Agreement, the Registration Statement or the Exchange Agreement, there is no existing option, warrant, call right, commitment or other agreement of any character to which the Company is a party requiring, and there are no securities or the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for, be paid on account of or purchase shares of capital stock or other equity securities of the Company.

     (iii) The Sale Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights.

     4.4 Equitable Ownership. Assuming that all outstanding shares of all classes of Preferred Stock (including the Preferred Stock being purchased pursuant hereto) were converted to Common Stock on the Closing Date, GE Capital, on the Closing Date, would be the legal owner of approximately five percent (5%) of all of the issued and outstanding Common Stock of the Company as of such date.

     4.5 Authorization. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Joinder to Exchange Agreement, the Joinders and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized, executed and delivered by the Company and this Agreement and each other Transaction Document constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally. The Company has delivered to GE Capital true, correct and complete copies of the Articles of Incorporation of the Company.

     4.6 Violations of Instruments. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not:

     (i) violate any provision of law or statute or any order of any court or any order, rule or regulation of any other agency of government; or

     (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties, assets or outstanding capital stock of the Company or its Subsidiaries, under the Articles of Incorporation of the Company including, without limitation, Article 6 thereof with respect to preemption rights, or its Subsidiaries or under the Shareholders' Agreement, in each case as amended and/or restated through the date hereof, or any note, indenture, mortgage, lease, agreement or other instrument to which the Company or any Subsidiary is a party or by which it or any of its properties or assets are or may be bound or affected.

Each permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) required for the valid authorization, execution, delivery and performance by the Company of this Agreement, or for the valid authorization, issuance, sale and delivery of the Sale Shares has been obtained or made or will have been obtained or made as of the date required.

The issuance of the Sale Shares to GE Capital by the Company is exempt from registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act").


     4.7 Financial information. The Company has previously delivered to GE Capital the consolidated balance sheets of the Company as of December 31, 1995 and September 30, 1996, and the related consolidated statements of operation, shareholders' equity and cash flows for the year and nine months then ended (in each case including the notes thereto) which, in the case of the year end statements have been audited by KPMG Polska Sp. z o.o., the independent certified public accountants of the Company (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Company and present fairly in all material respects the consolidated financial position of the Company as of the respective dates indicated and the results of operations, shareholders' equity and cash flows of the Company for the period indicated, subject in the case of the interim statements to normal year-end and audit adjustments. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied.

     4.8 Material Contracts. Listed on Schedule 4.8 attached hereto, are all material contracts to which the Company or any Subsidiary is a party (the "Material Contracts"). All of the contracts listed in Schedule 4.8 are valid and binding in all material respects in accordance with their terms and are in full force and effect. No party to any of the contracts is in or is claimed to be in default in any material respect under the terms of the Material Contracts. Consummation of the transactions contemplated herein will not (i) result in the termination of any of the Material Contracts under their express terms, or (ii) require the consent of any party thereto.

     4.9 Absence of Undisclosed Liabilities. Except as disclosed in the Financial Statements or the Registration Statement as of December 31, 1996, neither the Company nor any Subsidiary is subject to any material liability of any nature (matured or unmatured, fixed or contingent) which was not provided for or reflected therein.

     4.10 Absence of Changes.  Since December 31, 1996, there has not been:

     (i) any material adverse change in the financial condition, results of operations, assets, liabilities or business of the Company or any Subsidiary;

     (ii) any material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by the Company or any Subsidiary, other than current liabilities or obligations incurred in the ordinary course of business;

     (iii) any asset or property of the Euronet Group made subject to a material lien of any kind;

     (iv) any waiver of any valuable right of the Company or any Subsidiary, or the cancellation of any debt or claim held by any member of the Euronet Group;

     (v) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Company, or any agreement or commitment therefor;

     (vi) any issuance of any stock, bonds or other securities of the Company or options, warrants or rights or agreements or commitments to purchase or issue such securities or grant such options, warrants or rights other than pursuant to or in connection with the transactions contemplated by this Agreement;

     (vii) any mortgage, pledge, sale assignment or transfer of any tangible or intangible assets of the Euronet Group, except in the ordinary course of business,

     (viii) any loan by any member of the Euronet Group to any officer, director, employee or shareholder of the Euronet Group, or any agreement or commitment therefor;

     (ix) any damage, destruction or loss (whether or not covered by insurance) which is or may materially adversely affect the assets, property or business of the Euronet Group;

     (x) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Euronet Group; or

     (xi) any change in the accounting methods or practices followed by the Euronet Group.

     4.11 Tax Matters. All Netherlands Antilles and foreign tax returns and tax reports required to be filed by the Company have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed (except, with respect to tax returns and tax reports which may have been required to be filed in respect of state or local sales, lease, occupation, property and excise tax, where the failure to do so would not have a material adverse effect on the Company's business) and all of the foregoing are true, correct and complete. Except with respect to taxes required to have been paid or accrued by the Company in respect of local taxes where the failure to do so would not have an adverse effect on the Company's business, and except as disclosed in the Registration Statement, all income, profits, property, excise, payroll, withholding and other taxes (including interest and penalties) required to have been paid or accrued by the Company have been fully paid or are adequately provided or reserved for in the Financial Statements, except for tax liabilities arising in the ordinary course of business since December 31, 1996.

     4.12 Intellectual Property.

     (i) The Company or a Subsidiary owns, has the right to use or has filed applications for the protection of, all Intellectual Property Rights (as hereafter defined) necessary or required for the conduct of its business as presently conducted.

     (ii) Except for license fees payable for use of software created by certain suppliers to the Company or a Subsidiary, no royalties, honorariums or fees are payable by any member of the Euronet Group to other persons by reason of the ownership or use of the Intellectual Property Rights.

     (iii) There is no pending or, to the best knowledge of the Company, threatened claim or litigation against the Company or a Subsidiary contesting the validity or right to use of any of the foregoing, nor has the Company received any notice that any of the Intellectual Property Rights or the operation of the Euronet Group's business conflicts with the asserted rights of others. As used herein, the term "Intellectual Property Rights" means all intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, copyrights, computer programs, inventions, know-how, licenses, trade secrets, proprietary processes and formulae.

     4.13 Litigation.  There are no:

     (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Euronet Group, whether at law or in equity, or before or by any governmental department, agency or instrumentality, which if adversely determined, would have a material adverse effect on the Euronet Group's business; or

     (ii) judgements, decrees, injunctions or orders of any court, governmental department, agency, instrumentality or arbitrator against any member of the Euronet Group which could have a material adverse effect on the business, condition (financial or otherwise), or operations of the Euronet Group or which could materially impair the Company's ability to perform its obligations hereunder.

     4.14 Compliance; Governmental Authorizations. The Company and each Subsidiary has complied in all material respects with all local and foreign laws, ordinances, regulations and orders applicable to its business. Each member of the Euronet Group has all material licenses and permits necessary for the conduct of its business, such licenses and permits are in full force and effect, no material violations are occurring or have occurred in respect of any thereof and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any thereof. None of the aforesaid licenses and permits shall be affected in any material respect by this Agreement.

Neither the Company nor any Subsidiary, nor any officer, director, employee, or representative of the Company or any Subsidiary, has made any payment of funds in connection with the business of the Company or any Subsidiary prohibited by law, and no funds have been set aside to be used in connection with the business of the Company or its Subsidiaries for any payment prohibited by law. The Company further represents and warrants that neither the Company nor any Subsidiary, nor any of the officers, directors, employees or representatives thereof shall pay, offer or promise to pay, or authorize the payment of, directly or indirectly through any other person or firm anything of value (in the form of compensation, gift, contribution or otherwise) to:

     a. any person or firm employed by or acting for or on behalf of any customer, whether private or governmental, for the purpose of inducing or rewarding any favorable action by the customer in any commercial transaction or in any governmental matter; or

     b. any government official, political party or official of such party, or any candidate for political office, for the purpose of inducing or rewarding favorable action or the exercise of influence by such official, party or candidate in any commercial transaction or in any governmental matter.


     4.15 No Defaults. No member of the Euronet Group is in default, in any material respect under its charter documents (Articles of Incorporation, Articles of Association, etc.), as amended to the date hereof, or any material agreement mortgage, lease, purchase order or other instrument to which such company is a party or by which it or any of its property is bound or affected.

     4.16 Title to Property. The members of the Euronet Group own outright all the property and assets, real, personal or mixed, tangible or intangible, reflected as assets in the Financial Statements or acquired by such members of the Euronet Group since December 31, 1996 (other than assets disposed of in the ordinary course of business since

December 31, 1996) subject to no mortgages, liens, security interests, pledges, charges or other encumbrances of any kind, except as reflected in the Financial Statements. The members of the Euronet Group own or has a valid leasehold interest in, or valid license for, all assets necessary for the conduct of their businesses as presently conducted or as proposed to be conducted.

     4.17 Insurance. Listed on Schedule 4.17 attached hereto are all policies of insurance maintained by the Company or any Subsidiary. Such policies are in full force and effect and all premiums with respect to such policies are currently paid. No member of the Euronet Group has ever been denied or had revoked or rescinded any policy of insurance.

     4.18 Disclosure. Neither this Agreement nor the Registration Statement contains any untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained therein not misleading with respect to the Euronet Group.

     4.19 Brokers. Neither the Company nor any Subsidiary, nor any of the officers, directors, employees or shareholders of the Company or any Subsidiary has employed any broker or finder in connection with the transaction contemplated by this Agreement.

     4.20 Definition of Best Knowledge. As used herein, the term "to the best knowledge" of the Company shall mean and include: (i) actual knowledge; and
(ii) knowledge from which a person of reasonable intelligence (including, in the case of the Company, the officers and directors of the Company) would infer that the fact in question exists, or would govern his conduct upon the assumption that such fact exits. In connection therewith, the knowledge (both actual and constructive) of any director or officer of the Company shall be imputed to be knowledge of the Company.

     4.21 Continuing Obligation to Provide Information.  At the request of
GE Capital, the Company hereby agrees each year to provide GE Capital with any information required by GE Capital to comply with section 1295 of the Internal Revenue Code, including but not limited to:

     (i) GE Capital's pro rata share of the ordinary earnings and net capital gain for the taxable year of the Company, or sufficient information to enable GE Capital to make such a calculation;

     (ii) The amount of cash and fair market value of other property distributed or deemed distributed to GE Capital by the Company;

     (iii) A statement that the Company will permit GE Capital to inspect and copy the Company's permanent books of account, records, and such other documents that are necessary to establish the Company's ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles; and

     (iv) The first and last days of the taxable year of the Company to which the information specified in (i) through (iii) above applies.

     4.22 Tax Consequences of Exchange Agreement. The reorganisation effected by the Exchange Agreement is a tax-free reorganization which complies with the requirements of Section 351 of the Internal Revenue Code. The Company shall not take any action which would result in disqualification from such tax free treatment and will not amend the terms of the offering contemplated by the Registration Statement on Form S-1 of Euronet Services Inc. ("Services") dated December 18, 1996 (including with respect to the number of Shares to be sold by the Company and the Selling Shareholders) if such amendment would cause such reorganization to fail to comply with Section 351 of the Internal Revenue Code.

     5. Representations and Warranties of GE Capital. GE Capital represents and warrants to the Company as follows:

     5.1 Authority. It has the power and legal capacity to execute, deliver and perform this Agreement and the related agreements referenced herein, and this Agreement constitutes the valid and binding agreement of GE Capital, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

     5.2 Legal Proceedings. There are no suits, actions, claims, or proceedings pending against it challenging the validity or propriety of the transactions contemplated by this Agreement. It is not subject to any judgement, other, decree, administrative ruling or other judicial or administrative mandate specifically directed against such companies which would interfere with the transactions contemplated by this Agreement.

     5.3 Disclosure. No representation or warranty in this Agreement or any other document required to be delivered or made by it to the Company hereunder or in conjunction herewith contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

     5.4 Securities Law Representations and Warranties.

     (i) GE Capital is acquiring the Sale Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

     (ii) GE Capital understands that the Sale Shares have not been registered under the Securities Act or under any state securities acts by reason of their issuance by the Company in a transaction exempt from the registration requirements of applicable state securities acts and the Securities Act pursuant to Section 4(2) thereof; and that they must be held indefinitely unless a subsequent disposition thereof is registered under such Securities Act and any applicable state securities acts or is exempt from such registration.

     (iii) GE Capital understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to GE Capital) issued under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis for sales only in limited amounts and under limited circumstances.

     (iv) GE Capital represents, warrants and covenants to the Company that it will not transfer the Sale Shares except in compliance with the Shareholders' Agreement, the Company's Articles of Incorporation, and applicable securities laws.

     (v) GE Capital confirms that it (i) has read the Registration Statement and is familiar with the business of the Company and the Euronet Group, (ii) has had the opportunity to ask questions of the Company's officers and directors and to acquire such information about the business and financial condition of the Company as the GE Companies has deemed necessary, and (iii) has had the opportunity to obtain such other information as it has deemed necessary, and it has relied upon, among other things, its independent investigation in making a decision to enter into this Agreement.

     (vi) GE Capital has made such independent investigation of the Company and of the business and financial condition of the Company, as it, in the exercise of the sound business judgement, considers to be appropriate under the circumstances.

     (vii) GE Capital understands and acknowledges that the Company has not made and cannot make any representation or warranty as to the future operation or financial condition of the Company and/or the Euronet Group; that any estimates of future operating results or financial forecasts of any kind with respect to the Company and/or the Euronet Group which may be contained in any business plans or other document or information furnished to the GE Companies, may be incorrect and may not be realized; that such estimates or forecasts are based on assumptions which may or may not occur; and that no assurances can be given that the actual results of operations or financial condition of the Company and/or the Euronet Group will conform to such estimates or forecasts and that therefore no reliance can be placed thereon.

     (viii) GE Capital is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act.

     6. Expenses. Each Party will be responsible for expenses incurred by it in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. The Company agrees that it will pay, and will save GE Capital harmless from, any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement, and that it will similarly pay and hold GE Capital harmless from all issue taxes, if any, in respect of the issuance if the Sale Shares to GE Capital

     7. Survival of Representations, Warranties and Agreements; Etc. All representations and warranties made by the Parties in Section 4 and 5 hereunder shall survive the Closing and all covenants and agreements made by the Company hereunder shall survive in accordance with their terms (or, if not specified by such term, indefinitely). All statements contained in any certificate or other instrument delivered by the Company pursuant to this Agreement shall constitute representations and warranties by the Company under this Agreement.

     8. Indemnification. Each Party shall, with respect to the representations, warranties and agreements made by such Party herein, indemnify, defend and hold the other harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any such representation, warranties or agreements of such Party.

     9. Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company, the non-defaulting Party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. Provided that the foregoing shall not change the time period during which a claim for indemnification pursuant to Sections 7 [or 8] hereof shall be made.

     10. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered to the Parties at the addresses set forth below (or to such other addresses as a Party may specify by due notice to the others). Notices or other communications shall be deemed given only when actually received.



         (a)  If to the Company:  Euronet Holding N.V.
                                  c/o Euronet - Bank Access 24 Rt.
                                  10 Zsigmond Ter
                                  Budapest, Hungary
                                  Tel:              36-1-269-7224
                                  Fax:              36-1-269-7226

                                                    - with a copy to -


                                  Michael J. Brown
                                  12617 Juniper Circle
                                  Leawood, Kansas 66209
                                  Tel:               1-913-491-3514
                                  Fax:               1-913-491-9662



        (b)   If to GE Capital:   General Electric Capital Corporation
                                  260 Long Ridge Road
                                  Stamford, CT 06927
                                  Attn:              _______________
        Tel:  _______________     Fax:               _______________



     11. Miscellaneous Provisions.

     11.1 Entire Agreement; Amendments. This Agreement supersedes all prior discussions and agreements among or between the Parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the Parties with respect to the matters covered hereby. This Agreement shall be amended and/or supplemented only in writing. This provision may only be renounced in writing. The Parties hereby confirm that, with respect to this Agreement, no additional oral agreements have been concluded.

     11.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     11.3 Severability. Each term, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

     11.4 Costs and Expenses. Each of the Parties shall pay its own fees and expenses incidental to the negotiation, preparation and execution of this Agreement, including, attorneys' fees, accountants' fees, and other advisors' fees; except that the Company shall pay any sales or transfer taxes arising as a result of the purchase and sale of the Sale Shares and the registration of the same.

     11.5 Titles and Subtitles; Incorporation by Reference. The titles of the Sections and Subsections of this Agreement are for the convenience of reference only and are not to be considered in construing this Agreement. All referenced agreements, exhibits and schedules to this Agreement are incorporated, in their entirety, by reference herein.

     11.6 Successors and Assigns. The provisions herein shall inure to the benefit of and be binding upon any successor, assign or administrator of the Parties.

     11.7 Assignment. The rights and obligations provided under the terms of this Agreement, including the preferential rights provided for in Section 2, shall not be assigned or transferred without the prior written approval of the other Party. Notwithstanding the preceding sentence, (i) GE Capital grants its consent to the transfer of all rights and obligations of the Company to Euronet Services Inc., a Delaware corporation, in connection with the Offering and (ii) GE Capital may, without the consent of the Company, assign their respective rights and obligations under Article 2 of this Agreement to any Affiliate, such assignment to remain effective only for so long as the assignee remains an Affiliate. For purposes of this Agreement, the term "Affiliate" as applied to GE Capital shall mean a company controlled by, controlling or under common control with, GE Capital. In the event that the assignee should, at any time following such assignment, cease to become an Affiliate, such assignment shall be revoked and the assignor shall be deemed to have once again assumed any and all obligations under this Agreement.

     11.8 Governing Law; Prevailing Language. This Agreement shall be deemed to be a contract made under, governed by and construed in accordance with the substantive law of the state of New York. This Agreement, in its original English language version, shall constitute the agreement that is binding on the Parties notwithstanding the existence of any translations hereof into any other language.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


EURONET HOLDING N.V.


__________________________
Michael J. Brown




GENERAL ELECTRIC CAPITAL
CORPORATION




__________________________
Name:
Title:

                               SCHEDULE 4.8

                               SCHEDULE 4.17

                                   EXHIBIT 1

            SECOND AMENDMENT AND JOINDER TO SHAREHOLDERS' AGREEMENT


     This SECOND AMENDMENT AND JOINDER TO SHAREHOLDERS' AGREEMENT ("Amendment" or "Second Amendment") is made as of January ___, 1997 by and among General Electric Capital Corporation, a company with its principal offices at 260 Long Ridge Road, Stamford, Connecticut, 06297 ("GE Capital"), and the persons or entities included on the execution pages hereto, which constitute all parties to a certain Shareholders' Agreement dated as of February 15, 1996, as amended by a First Amendment to Shareholders' Agreement dated October 14, 1996 (the "Shareholders' Agreement") relating to the formation of, and certain other matters concerning, Euronet Holding N.V., a Netherlands Antilles company (the "Company").

     GE Capital and the signatories hereto are sometimes referred to collectively as the "Shareholders" or the "Parties," or individually as a "Shareholder" or a "Party."


                                    RECITALS

     A. The Company and GE Capital have entered into a Subscription Agreement, dated as of January ___, 1997 (the "Subscription Agreement"), pursuant to which the Company will sell, and GE Capital will purchase, Series B Preferred shares of the Company.

     B. The Subscription Agreement provides that GE Capital will execute this Amendment as a condition to Closing (as defined in the Subscription Agreement).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

     1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Shareholders' Agreement.

     2. Joinder by GE Capital. GE Capital is hereby added as a party to the Shareholders' Agreement and agrees to be bound by its provisions, as applicable to GE Capital as a Shareholder and a Series B Preferred Shareholder. GE Capital shall be entitled to exercise any and all rights and protections granted to Series B Preferred Shareholders by the Shareholders' Agreement, including without limitation, those provided in Section 10 thereof. GE Capital shall be treated for the purposes of Section 7 as a "New Investor."

     3. Amendments to Section 8 of the Shareholders' Agreement. The Parties have agreed that GE Capital shall be entitled to appoint an Observer to the Board of the Company and that it may, at its option, require the appointment of a Board member. Consequently, the following amendments are made to Sections 8.2 and 8.3 of the Shareholders'
Agreement:


     3.1 Sections 8.2 and 8.3(a) are deleted and replaced by the following:

 8.2 Number of Board Members. The Board shall be the principal body of the Company and shall supervise the Management Board. The day-to-day operations of the Company shall be managed by the Management Board, which shall be comprised of two members. The members of the Management Board shall include an individual designated by Brown, and ABN Amro Trust Company (Curacao) N.V. (or another Netherlands Antilles trust company acceptable to the New Investors and Brown); provided however, that all members of the Management Board shall have equal power. All authority not specifically granted to the Board and the Management Board shall reside with the general meeting of Shareholders (the "General Meeting"), subject to Section 9.2 hereof, the Articles of Incorporation and Netherlands Antilles law. The Board shall consist of seven members, provided that the number of members may be expanded to either nine or eleven members under the circumstances set forth in this Section 8.2(a). If GE Capital elects to nominate a Board member as provided in Section 8.3(a), then the Board nevertheless will continue to have seven members if (i) any Shareholder entitled to appoint a Board member voluntarily relinquishes its right to do so and causes the resignation of its representative on the Board, or (ii) the Board decides by majority vote to replace the member it has previously designated by the GE Capital nominee. If neither of the events described in (i) or (ii) above occur, then the Board shall be expanded to nine members, by the addition of the member nominated by GE Capital and a member appointed by Mr. Brown, or at his option, by the majority of the Board. The Board may be expanded to up to eleven members by the nomination by Brown and DST, or the New Investors, of two additional Board members as provided in this Section 8.2 and Section 8.3(a). Any expansion of the Board beyond eleven members shall require the affirmative vote of a majority of the Board including one member nominated by each of the New Investors and one member nominated by either of Brown or DST. Prior to the occurrence of any of the events set forth in Schedule 15 (each a "Voting Flipover Event" and collectively the "Voting Flipover Events") attached hereto and made a part hereof, and for so long as they are Shareholders, each of Brown and DST shall be entitled to designate one additional member of the Board. At any time after the Closing, and prior to the occurrence of a Voting Flipover Event, Brown and DST may expand the Board to nine or eleven members, as the case may be, by exercising their right to nominate two additional members of the Board and the Shareholders shall vote their Shares in favor of the appointment of such nominee. The members of the Board shall be elected by simple majority vote of the General Meeting. Members of the Board shall serve a one (1) year term or until their successors are elected, and may be reelected. Members of the Board shall be indemnified by the Company to the fullest extent permitted by Netherlands Antilles law for liability arising from actions taken by them in good faith and in the proper exercise of their functions.

8.3 Election of Board Members.

      (a) Rights of Nomination. For so long as they are Shareholders (subject, in the case of the Fund Entities and Poland Partners, to the provisions of Section 14.1), the Fund Entities (as a group), HAEF, Poland Partners and GE Capital shall each be entitled to nominate one member of the Board. Brown shall be entitled to nominate (i) two members of the Board for so long as the Board consists of seven or nine members, or (ii) three members if the Board is expanded to eleven members. DST shall be entitled to nominate (i) one member of the Board for so long as the Board consists of seven members (ii) two members if the Board is expanded to nine members or
 (ii) three members if the Board is expanded to eleven members. At each General Meeting at which the members of the Board are to be elected, the Shareholders agree to vote their Shares so as to elect the members so nominated. From and after the occurrence of any Voting Flipover Event, the New Investors shall be entitled to propose the dismissal of the third Board members nominated by Brown and DST and the Fund Entities and Poland Partners shall each be entitled to nominate one replacement for the additional Board members nominated by each of Brown and DST. The Shareholders agree to vote their Shares so as to remove the members proposed to be dismissed and to elect the new members nominated. As a result, from and after the occurrence of any Voting Flipover Event, the Fund Entities shall each be entitled to nominate two Board members and Poland Partners shall be entitled to nominate two Board members. In the event any of Brown, the Fund Entities, DST, HAEF, Poland Partners or GE Capital cease to be a Shareholder, such individual or entity shall lose his/its right to nominate a Board member(s) and the Board may, in its discretion, call a meeting of the Shareholders to remove and replace the Board member(s) nominated by such Shareholder. Each Shareholder entitled to nominate member(s) of the Board shall also be entitled to propose the removal of the member(s) of the Board nominated by it and to propose to fill any vacancy in such member's position, and the Shareholders agree to vote for such removal or replacement designee.

     3.2 In the second line of the first sentence of Section 8.3(b), the following words are added between the words "Investors" and "shall": "... and, for so long as it has not exercised its election to designate a Board member as provided in Section 8.3(a), GE Capital..."

     4. Exclusion from Sections 12 and 20(e). In recognition of the current scope of activities of GE Capital and its affiliates, the provisions of Section 12 and 20(e) of the Shareholders' Agreement shall not apply to GE Capital. However, GE Capital hereby agrees that, for the period commencing on the date hereof and ending on the earlier of (A) the termination of the Shareholders' Agreement or (B) five years from the date of the Subscription Agreement, it will not acquire or establish any subsidiary the principal business operations of which (i) are the operation of an independent, non-bank owned ATM network (as such terms are defined in the Subscription Agreement) or the provision of outsourced ATM services and (ii) are located in Poland, Hungary, the Czech Republic, Germany or Austria.

     5. Shareholders' Agreement in Full Force and Effect. Except as hereby expressly amended, the Shareholders' Agreement is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

     6. Waiver of Preemptive Rights. Each of the Shareholders other than GE Capital hereby (i) waives its preemptive right, granted in Section 10 of the Shareholders' Agreement and Article 6 of the Articles of Association of the Company, to subscribe for the shares of the Company to be issued to GE Capital under the Subscription Agreement (ii) and consents to the issuance of shares to GE Capital in accordance with the terms of the Subscription Agreement.

     7. Incorporation of General Provisions. Sections 21 and 22 of the Shareholders' Agreement shall apply mutatis mutandis to this Amendment.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Parties or by their authorized representatives as of the date and year first above written above.



GENERAL ELECTRIC CAPITAL             EURONET HOLDING N.V.
CORPORATION

______________________________       ______________________________
Name:                                Michael J. Brown
Title:

ADVENT PRIVATE EQUITY FUND -         ADVENT PARTNERS LIMITED PARTNERSHIP
CENTRAL EUROPE L.P.

______________________________       ______________________________
Janet L. Hennessy, Vice-President,   Janet L. Hennessy, Vice-President,
Advent International Corp. for       Advent International Corp. for
Advent                               Advent
Central Europe Management L.P. as    Central Europe Management L.P. as
General Partner                      General Partner

HUNGARIAN PRIVATE EQUITY FUND L.P.   POLAND PARTNERS, L.P.

______________________________       ______________________________
Janet L. Hennessy, Vice-President,   Steven J. Buckley, President, C.E.O.,
Advent International Corp. for       Poland Partners Management Co. for
Advent                               Poland Partners Management L.P as
Central Europe Management L.P. as    General Partner
General Partner

THE POLAND INVESTMENT FUND L.P.          THE HUNGARIAN-AMERICAN ENTERPRISE  FUND

______________________________           ______________________________
Neil M. Milne, Director, Copernicus      Eriberto R. Scocimara, President
Ventures Limited as General Partner


COPERNICUS MANAGEMENT INC.               DST SYSTEMS, INC.

______________________________           _____________________________
Name:                                    Thomas A. McDonnell,
Title:                                   President and CEO


EUROVENTURES [HUNGARY] B.V.

______________________________           ______________________________
Andras Geszti, by proxy                  Larry Maddox

______________________________           ______________________________
Michael J. Brown                         Lawrence Schwartz

______________________________           ______________________________
Michael J. Brown, by proxy for           Michael J. Brown, by proxy for
Stephanie C. Brown                       Gregory M. Brown

______________________________       ______________________________
Michael J. Brown, by proxy for       Michael J. Brown, by proxy for Maria
Anthony J. Brown                     Danica Panaga

______________________________       ______________________________
Mark Callegari                       Mark Callegari, by proxy for
                                     Courtney A. Callegari


                                     EURONET - BANK 24 RT.

______________________________       ______________________________
Mark Callegari, by proxy for         Name:
Matthew R. Callegari                 Title:


BANKOMAT 24/EURONET SP. Z O.O.       SATCOMNET KFT.

______________________________       ______________________________
Name:                                Name:
Title:                               Title:

                                   EXHIBIT 2


                    JOINDER TO REGISTRATION RIGHTS AGREEMENT


     This JOINDER TO REGISTRATION RIGHTS AGREEMENT ("Joinder") is made as of January ___, 1997 by General Electric Capital Corporation, a company with its principal offices at 260 Long Ridge Road, Stanford, Connecticut, 06297 ("GE Capital"), and Euronet Holding N.V., a Netherlands Antilles company (the "Company"), on behalf of the Company and the entities or individuals (collectively, the "Holders") set forth in the signature pages attached to the Registration Rights Agreement, dated as of March 13, 1996 (the" Registration Rights Agreement").


                                    RECITALS

     0.1. The Company and GE Capital have entered into a Subscription Agreement, dated as of January ___, 1997 (the "Subscription Agreement"), pursuant to which the Company will sell, and GE Capital will purchase, Series B Preferred shares of the Company.

     0.2. The Subscription Agreement provides that GE Capital will execute this Joinder as a condition to Closing (as defined in the Subscription Agreement).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

     (a) Joinder by GE Capital. GE Capital is hereby added as a party to the Registration Rights Agreement and agrees to be bound by the terms and conditions of the Registration Rights Agreement as applicable to a Holder. GE Capital shall be entitled to any and all rights of a Holder under the Registration Rights Agreement.

     (b) Registration Rights Agreement in Full Force and Effect. The Registration Rights Agreement is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

IN WITNESS WHEREOF, this Joinder has been duly executed by authorized representatives of the parties hereto as of the date and year first above written above.


GENERAL ELECTRIC CAPITAL               EURONET HOLDING N.V.
CORPORATION

______________________________         ______________________________
Name:                                  Michael J. Brown
Title:

                                   EXHIBIT 3

                        List of Corporate Documentation


Resolutions of the Supervisory Board and shareholders of Euronet Holding N.V. and of the Board of Directors and shareholders of Euronet Services Inc. adopting any actions reasonably necessary to implement the Offering in accordance with the Registration Statement, including, but not limited to, the following:


- the election of each shareholder to convert Series B Preferred Stock to Common Stock;

- approval or ratification of the steps necessary to implement the Exchange Agreement, including a waiver of preemptive rights with respect to the shares transferred and filing of the Registration Statement with the SEC;

- approval or ratification of the filing of the Registration Statement and any amendments thereto deemed necessary or appropriate by the management of the Company.

                                   EXHIBIT 4


                         JOINDER TO EXCHANGE AGREEMENT


     This JOINDER TO EXCHANGE AGREEMENT ("Joinder") is made as of January ___, 1997 by General Electric Capital Corporation, a company with its principal offices at 260 Long Ridge Road, Stanford, Connecticut, 06297 ("GE Capital"), Euronet Services, Inc., a Delaware corporation with its principal place of business at 12617 Juniper Circle, Leawood, Kansas, 66209, and Euronet Holding N.V., a Netherlands Antilles company (the "Company"), on behalf of the Company and the entities or individuals set forth in the signature pages attached to the Exchange Agreement, dated as of December 17, 1996 (the "Exchange Agreement").


                                    RECITALS

     0.1. The Company and GE Capital have entered into a Subscription Agreement, dated as of January ___, 1997 (the "Subscription Agreement"), pursuant to which the Company will sell, and GE Capital will purchase, Series B Preferred shares of the Company.

     0.2. The Subscription Agreement provides that GE Capital will execute this Joinder as a condition to Closing (as defined in the Subscription Agreement).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

     (a) Joinder by GE Capital. GE Capital is hereby added as a party to the Exchange Agreement and agrees to be bound by the terms and conditions of the Exchange Agreement as applicable to each of the Stockholders (as defined in the Exchange Agreement). GE Capital shall be entitled to any and all rights of a Stockholder under the Exchange Agreement.

     (b) Exchange Agreement in Full Force and Effect. The Exchange Agreement is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

     IN WITNESS WHEREOF, this Joinder has been duly executed by authorized representatives of the parties hereto as of the date and year first above written above.


GENERAL ELECTRIC CAPITAL           EURONET HOLDING N.V.
CORPORATION

______________________________     ______________________________
Name:                              Michael J. Brown
Title:


EURONET SERVICES, INC.

______________________________
Michael J. Brown